PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 7,060 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-250103
Dated November 16, 2020	Dated November 15, 2022
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES J

Pounds Sterling Fixed/Floating Rate Senior Registered Notes Due 2033

We, Morgan Stanley, may redeem the Global Medium-Term Notes, Series J, Pounds Sterling Fixed/Floating Rate Senior Registered Notes Due 2033 (the “notes”) (i) in whole or in part at any time on or after May 22, 2023 and prior to November 18, 2032 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below, (ii) (a) in whole but not in part, on November 18, 2032, or (b) in whole at any time or in part from time to time, on or after August 18, 2033, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption” and (iii) under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made to the Financial Conduct Authority (the “FCA”) (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the FCA and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc after the original issue date. No assurance can be given that such applications will be granted.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. In addition, we describe the basic features of the notes during the fixed rate period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the floating rate period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

Investing in the notes involves risks. See “Risk Factors” on page PS-5.

We describe how interest is calculated, accrued and paid during the fixed rate period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. We describe how interest is paid during the floating rate period under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below, including “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” with respect to the compounding method used to calculate accrued interest during the floating rate period and the application of the Spread to such method.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MUFG

Neither Morgan Stanley nor any of the managers has authorized anyone to provide you with information other than that contained or incorporated by reference in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by Morgan Stanley or on its behalf. Morgan Stanley and the managers take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated herein or therein is accurate only as of their respective dates. Morgan Stanley is offering to sell the notes and is seeking offers to buy the notes, only in jurisdictions where such offers and sales are permitted.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

None of this pricing supplement, the accompanying prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129.

Prohibition of sales to EEA retail investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

None of this pricing supplement, the accompanying prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”).

Prohibition of sales to UK Retail Investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UK MiFIR product governance / Professional investors and ECPs only target market – Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Principal Amount:	£1,250,000,000
Maturity Date:	November 18, 2033
Settlement Date
(Original Issue Date):	November 18, 2022 (T+3)
Interest Accrual Date:	November 18, 2022
Issue Price:	100.00%
Specified Currency:	Pounds Sterling (“£”)
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding November 18, 2032
Floating Rate Period:	The period from and including November 18, 2032 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 5.789% per annum; during the Floating Rate Period, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below
Base Rate:	Sterling Overnight Index Average rate (“SONIA”) (compounded daily over a quarterly observation period in respect of the related quarterly Interest Payment Period in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, during the Floating Rate Period, interest on the notes will accrue based on a backward-shifted observation period. In respect of each Interest Payment Period, the “Observation Period” means the period from, and including, the date falling 5 London Banking Days preceding the first day of such Interest Payment Period to, but excluding, the date falling 5 London Banking Days preceding the Interest Payment Period End-Date for such Interest Payment Period. In addition, as further described in this pricing supplement, (i) in determining the Base Rate for a London Banking Day in any Observation Period, the Base Rate generally will be the rate in respect of such day that is provided on the following London Banking Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding London Banking Day that is provided on the following London Banking Day.
Spread (Plus or Minus):	Plus 2.252% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	£
Calculation Agent:	The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Period
End-Dates:	With respect to the Floating Rate Period, each Interest Payment Date
Interest Payment Dates:	With respect to the Fixed Rate Period, each November 18, commencing November 18, 2023 to and including November 18, 2032; with respect to the Floating Rate Period, each February 18, May 18, August 18 and November 18, commencing February 18, 2033 to and including the Maturity Date

Business Days:	London and New York
Tax Redemption and
Payment of Additional
Amounts:	Yes
Minimum Denominations:	£100,000 and integral multiples of £1,000 in excess thereof
ISIN:	XS2558389891
Common Code:	255838989
Day Count Convention:	During the Fixed Rate Period, actual/actual (ICMA); during the Floating Rate Period, Actual/365
Form of Notes:	Global note registered in the name of a nominee of a common depositary; issued under the Classic Safekeeping Structure
Prohibition of Sales to EEA
and UK Retail Investors:	Applicable
Other Provisions:

Optional make-whole redemption on or after May 22, 2023 and prior to November 18, 2032, on at least 5 but not more than 30 days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the notes, the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to November 18, 2032 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on an annual basis (actual/actual (ICMA)) at the reinvestment rate plus 40 basis points, as calculated by the premium calculation agent specified below; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
“Reinvestment rate” means the mid-market annual yield on the reference security (or if the reference security is no longer outstanding, a similar security). The reinvestment rate will be calculated on the third business day preceding the redemption date.
“Reference security” means the United Kingdom government bond bearing interest at a rate of 4.25% per cent per annum and maturing on June 7, 2032 with ISIN GB0004893086.
“Similar security” means the reference bond or reference bonds issued by the Government of the United Kingdom having an actual or interpolated maturity of November 18, 2032 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities maturing on November 18, 2032.
Notwithstanding the terms set forth under “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities” in the accompanying prospectus, “premium calculation agent” means Morgan Stanley & Co. International plc (“MSIP”). Because MSIP is an affiliate of the issuer, the economic interests of MSIP may be adverse to your interests as an owner of the notes subject to the issuer’s redemption, including with respect to certain determinations and judgments that it must make as premium calculation agent in the event the issuer redeems the notes before their maturity. MSIP is obligated to carry out its duties and functions as premium calculation agent in good faith and using its reasonable judgment.
See also “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of SONIA” below.

Risk Factors

For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.

This section describes certain selected risk factors relating to the notes. Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.

SONIA-Related Risks

SONIA has a very limited history; the future performance of SONIA cannot be predicted based on historical performance. You should note that publication of SONIA on the basis of its present methodology began on April 24, 2018 and it therefore has a very limited history. In addition, the future performance of SONIA cannot be predicted based on the limited historical performance. The level of SONIA during the term of the notes may bear little or no relation to the historical level of SONIA. Prior observed patterns, if any, in the behavior of market variables and their relation to SONIA, such as correlations, may change in the future. The future performance of SONIA is impossible to predict and therefore no future performance of SONIA or the notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SONIA or the notes. Changes in the levels of SONIA will affect the Base Rate and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SONIA or the Base Rate will be positive.

Any failure of SONIA to maintain market acceptance could adversely affect the notes. SONIA may fail to maintain market acceptance. SONIA is the Working Group on Sterling Risk-Free Reference Rates’ preferred benchmark for the transition to sterling risk-free rates from LIBOR. However, market participants may not consider SONIA a suitable substitute or successor for all of the purposes for which LIBOR historically has been used, which may, in turn, lessen market acceptance of SONIA. The market or a significant part thereof may adopt an application of SONIA that differs significantly from that described in this pricing supplement Any failure of SONIA to maintain market acceptance could adversely affect the return on the notes and the price at which you can sell such notes.

The composition and characteristics of SONIA are not the same as those of LIBOR and there is no guarantee that either SONIA or the Base Rate is a comparable substitute for LIBOR. In April 2017, the Working Group on Sterling Risk-Free Reference Rates announced SONIA as its preferred risk-free rate for sterling. However, the composition and characteristics of SONIA are not the same as those of LIBOR. SONIA is a measure of the rate at which interest is paid on sterling short-term wholesale funds in circumstances where credit, liquidity and other risks are minimal. While SONIA and LIBOR are both unsecured rates, SONIA is solely an overnight rate, unlike LIBOR, which represents interbank funding over different maturities. As a result, there can be no assurance that SONIA will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events. For example, since the initial publication of SONIA, daily changes in SONIA have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For additional information regarding SONIA, see “Sterling Overnight Index Average Rate” below.

The secondary trading market for notes linked to SONIA may be limited. Since SONIA is a relatively new market rate, the notes will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to SONIA (such as the notes), such as the Spread, may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SONIA. Similarly, if SONIA does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used. Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes during the Floating Rate Period in the secondary market will have to make assumptions as to the future performance of SONIA during the Interest Payment Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of SONIA may make changes that could change the value of SONIA or discontinue SONIA and has no obligation to consider your interests in doing so. The Bank of England (or a successor), as administrator of SONIA, may make methodological or other changes that could change the value of SONIA, including changes related to the method by which SONIA is calculated, eligibility criteria applicable to the transactions used to calculate SONIA, or timing related to the publication of SONIA. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SONIA (in which case a fallback method of determining the interest rate on the notes during the Floating Rate Period as further described under “Determination of SONIA” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SONIA.

If SONIA has been permanently discontinued, the notes will bear interest during the Floating Rate Period by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes during the Floating Rate Period; there is no guarantee that any Alternative Rate will be a comparable substitute for SONIA. If SONIA has been permanently discontinued, then the interest rate on the notes during the Floating Rate Period will no longer be determined by reference to SONIA, but instead will be determined by reference to a different rate, which will be a different benchmark than SONIA, which we refer to as an “Alternative Rate,” as further described under “Determination of SONIA” below. The Alternative Rate will be the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) in the United Kingdom that is consistent with accepted market practice. In addition, the terms of the notes expressly authorize us or our designee to make such adjustments to the Alternative Rate or the Spread, as well as the applicable business day convention, interest determination dates and related provisions and definitions of the notes, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the notes. The determination of an Alternative Rate, the calculation of the interest rate on the notes during the Floating Rate Period by reference to an Alternative Rate, any implementation of adjustments and any other determinations, decisions or elections that may be made under the terms of the notes in connection with the replacement of SONIA could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Alternative Rate will not be the same as those of SONIA, the Alternative Rate will not be the economic equivalent of SONIA, there can be no assurance that the Alternative Rate will perform in the same way as SONIA would have at any time and there is no guarantee that the Alternative Rate will be a comparable substitute for SONIA (each of which means that the replacement of SONIA by the Alternative Rate could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Alternative Rate to gain market acceptance could adversely affect the notes, (iii) the Alternative Rate may have a very limited history and the future performance of the Alternative Rate cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Alternative Rate may be limited and (v) the administrator of the Alternative Rate may make changes that could change the value of the Alternative Rate or discontinue the Alternative Rate and has no obligation to consider your interests in doing so.

During the Floating Rate Period, the interest rate on the notes is based on a daily compounded SONIA rate, which is relatively new in the marketplace. For each Interest Payment Period during the Floating Rate Period, the interest rate on the notes is based on a daily compounded SONIA rate calculated using the specific formula described in this pricing supplement, not the SONIA rate published on or in respect of a particular date during such Interest Payment Period or an average of SONIA rates during such period. For this and other reasons, the interest rate on the notes during any Interest Payment Period within the Floating Rate Period will not be the same as the interest rate on other SONIA-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SONIA rate in respect of a particular date during an Interest Payment Period within the Floating Rate Period is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the notes on the Interest Payment Date for such Interest Payment Period.

In addition, limited market precedent exists for securities that use SONIA as the interest rate and the method for calculating an interest rate based upon SONIA in those precedents varies. Accordingly, the specific formula for the daily compounded SONIA rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

The amount of interest payable with respect to each Interest Payment Period during the Floating Rate Period will be determined at the end of the related Observation Period. The level of the Base Rate applicable to each Interest Payment Period during the Floating Rate Period and, therefore, the amount of interest payable with respect to such Interest Payment Period will be determined at the end of the Observation Period for such Interest Payment Period. Because the end of each such Observation Period is near the end of such Interest Payment Period, you will not know the amount of interest payable with respect to each such Interest Payment Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SONIA, (ii) volatility of the level of SONIA, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SONIA, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the Issue Price if you are able to sell your notes prior to maturity.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under such notes. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SONIA specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of such notes. In addition, the issuer’s subsidiaries may hedge the issuer’s obligations under the notes and they may realize a profit from that hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.

The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes. The calculation agent will make certain determinations with respect to the notes as further described in this pricing supplement. In addition, if an Alternative Rate is used, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Determination of SONIA” below. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the Base Rate or the implementation of an Alternative Rate. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of SONIA” and related definitions below.

Early Redemption Risks

The notes have early redemption risk. In addition to the optional make-whole redemption discussed above under “—Other Provisions,” we have the option to redeem the notes, (i) in whole but not in part, on November 18, 2032 or (ii) in whole at any time or in part from time to time, on or after August 18, 2033, on at least 5 but not more than 30 days’ prior notice. It is more likely that we will redeem the notes prior to the stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to the stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Optional Redemption

In addition to the optional make-whole redemption discussed above under “—Other Provisions,” we may, at our option, redeem the notes, (i) in whole but not in part, on November 18, 2032 or (ii) in whole at any time or in part from time to time, on or after August 18, 2033, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. For the avoidance of doubt, if the notes are redeemed in part, the determination of accrued and unpaid interest on the notes so redeemed (determined using a final Interest Payment Date and final Interest Payment Period End-Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the notes that are not so redeemed. Further, if fewer than all of the notes are to be redeemed, the trustee will select, not more than 30 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption in accordance with its procedures at the time of selection; provided, that if the notes are represented by one or more global securities, beneficial interests in such notes will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If such money is so deposited, on and after the redemption date interest will cease to accrue on such notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.

For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.

The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Sterling Overnight Index Average Rate

SONIA is an unsecured, overnight reference rate equal to the daily Sterling Overnight Index Average rate as provided by the Bank of England (administrator of SONIA) to authorized distributors and reflects the average of the interest rates that banks pay to borrow sterling overnight from other financial institutions and other institutional investors. SONIA is a measure of the rate at which interest is paid on sterling short-term wholesale funds in circumstances where credit, liquidity and other risks are minimal. In April 2017, the Working Group on Sterling Risk-Free Reference Rates announced SONIA as its preferred risk-free rate for sterling. The publication of SONIA on the basis of its present methodology began on April 24, 2018. SONIA may be calculated using information reported by affiliates of Morgan Stanley.

Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities

The provisions set forth below shall apply to the notes during the Floating Rate Period.

Formula for Interest Rates. Notwithstanding the terms set forth in the third sentence under “Description of Debt Securities—Floating Rate Debt Securities—Formula for Interest Rates” in the accompanying prospectus, the following provisions apply to the notes during the Floating Rate Period instead of the provisions of such sentence. The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the accrued interest compounding factor for an interest payment period.

The amount of interest accrued and payable on the notes for each Interest Payment Period will be equal to the outstanding principal amount of the notes multiplied by the product of:

(a)       the sum of the accrued interest compounding factor plus the Spread for the relevant Interest Payment Period,

- multiplied by –

(b)       the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 365.

Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

How Floating Interest Rates Are Reset. The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—How Floating Interest Rates Are Reset” shall not apply to the notes.

How Interest is Calculated. Notwithstanding the terms set forth under “Description of Debt Securities—Floating Rate Debt Securities—How Interest Is Calculated” in the accompanying prospectus, the following provisions apply to the notes during the Floating Rate Period instead of the provisions of such subsection. On each Interest Payment Date, accrued interest will be paid for the most recently completed Interest Payment Period. Interest on the notes will accrue from and including the most recent Interest Payment Period End-Date to which interest has been paid or duly provided for, or, in the case of the first Interest Payment Period during the Floating Rate Period, from and including November 18, 2032. Interest will accrue to but excluding the next Interest Payment Period End-Date.

The calculation agent will notify the paying agent of each determination of the interest rate applicable to the notes promptly after the determination is made.

With respect to any Interest Payment Period, the accrued interest compounding factor means the rate of return of a daily compound interest investment computed in accordance with the following formula:

“d” means the number of calendar days in the relevant Observation Period;

“d0” for any Observation Period, means the number of London Banking Days in the relevant Observation Period;

“i” is a series of whole numbers from one to d0, each representing the relevant London Banking Day in chronological order from, and including, the first London Banking Day in the relevant Observation Period;

“ni” for any London Banking Day “i” in the relevant Observation Period, means the number of calendar days from, and including, such day “i” up to, but excluding, the following London Banking Day (“i+1”);

“Observation Period” means, in respect of each Interest Payment Period, the period from, and including, the date falling a number of London Banking Days equal to the Observation Shift Days preceding the first day of such Interest Payment Period to, but excluding, the date falling a number of London Banking Days equal to the Observation Shift Days preceding the Interest Payment Period End-Date for such Interest Payment Period;

“Observation Shift Days” means 5 London Banking Days; and

“SONIAi” for any London Banking Day “i” in the relevant Observation Period, is equal to SONIA in respect of that day “i”.

For these calculations, the interest rate in effect on any London Banking Day will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding London Banking Day.

All percentages used in or resulting from any calculation of the rate of interest on the notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all Pounds Sterling amounts used in or resulting from these calculations on the notes will be rounded to the nearest two decimal places, with .005 rounded up to .01.

Alternative Interest Accrual Calculation in Case of an Event of Default. In case an event of default with respect to each £1,000 principal amount of the notes shall have occurred and be continuing, the amount declared due and payable for the notes (the “Stated Principal Amount”) upon any acceleration of the notes shall be determined by the calculation agent, after consultation with us, and shall be an amount in cash equal to the Stated Principal Amount plus accrued and unpaid interest thereon calculated as if the date of such acceleration were the Maturity Date, final Interest Payment Period End-Date (if applicable) and final Interest Payment Date.

Determination of SONIA

The notes will bear interest at the interest rate specified in such note and this pricing supplement. During the Floating Rate Period, that interest rate will be based on SONIA with the Index Maturity specified above.

“SONIA,” in respect of any London Banking Day, is a reference rate equal to the daily Sterling Overnight Index Average rate for such London Banking Day as provided by the administrator of SONIA to authorized distributors and as then published on the Relevant Screen Page or, if the Relevant Screen Page is unavailable, as otherwise published by such authorized distributors, in each case on the London Banking Day immediately following such London Banking Day.

If SONIA in respect of any London Banking Day (the “Relevant London Banking Day”) is not published on the Relevant Screen Page or by an authorized distributor, and is not otherwise provided by the administrator of SONIA, by either (A) the immediately following London Banking Day (or any amended publication day for SONIA as specified by the administrator of SONIA in the SONIA benchmark methodology) or (B) such other date and time on which SONIA for the Relevant London Banking Day is required for the purpose of any determination pursuant to the terms of the notes and, in either case, none of the events triggering the fallbacks specified below have occurred, SONIA for the Relevant London Banking Day shall be deemed to be the rate equal to SONIA for the most recent London Banking Day in respect of which SONIA was so published or provided.

“Relevant Screen Page” means Bloomberg page SONIO/N Index or such other page, section or other part as may replace it as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to SONIA.

If SONIA has been permanently discontinued, we or our designee will use, as a substitute for SONIA and for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) in the United Kingdom that is consistent with accepted market practice (the “Alternative Rate”). As part of such substitution, we or our designee will make such adjustments to the Alternative Rate or the Spread, as well as the applicable business day convention, interest determination dates and related provisions and definitions of the notes, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the notes.

If SONIA has been permanently discontinued, any determination, decision or election that may be made by us or our designee pursuant to this section “Determination of SONIA,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

United States Federal Taxation

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes. Because they are denominated in a currency (the “denomination currency”) other than the U.S. dollar, the notes will be subject to special rules under Section 988 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder. See the discussion in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders― Foreign Currency Notes” for further information about the treatment of the notes. Although applicable Treasury Regulations do not directly address the treatment of floating rate debt instruments that provide for redemption rights, such as the notes, the notes should be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders― Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under this treatment, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument (denominated in Pounds Sterling) must be constructed for the entire term of the notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which should generally be the value of that QFR as of the issue date of the notes). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and

OID, we should be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming the notes on November 18, 2032 would reduce the yield of the equivalent fixed rate debt instrument, the notes should be treated as fixed rate debt instruments maturing on November 18, 2032 (the “instrument maturing November 2032”). Under those circumstances, if the notes are not actually redeemed by us on November 18, 2032, solely for purposes of the OID rules, they should be deemed retired and reissued for their principal amount, and should thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The instrument maturing November 2032 would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1-year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the notes on November 18, 2032 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the notes. Under those circumstances, the notes may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. All amounts will be determined in the denomination currency and then translated into U.S. dollars according to the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Foreign Currency Notes.” QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On November 15, 2022, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.55%, plus accrued interest, if any, which we refer to as the “purchase price” for the notes. The purchase price equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.45% of the principal amount of the notes.

Name	Principal Amount of Notes

Morgan Stanley & Co. International plc	£875,000,000
MUFG Securities EMEA plc	125,000,000
ABN AMRO Bank N.V.	31,250,000
CaixaBank, S.A.	31,250,000
Coöperatieve Rabobank U.A.	31,250,000
Credit Suisse International	31,250,000
Intesa Sanpaolo S.p.A.	31,250,000
NatWest Markets Plc	31,250,000

Société Générale	31,250,000
Standard Chartered Bank	31,250,000
Total	£1,250,000,000

Morgan Stanley & Co. International plc (“MSIP”) is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities EMEA plc (one of the managers), holds an approximately 21.6% interest in Morgan Stanley.

MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS & Co.”).  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

MUFG Securities EMEA plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through MUFG Securities Americas Inc. MUFG Securities Americas Inc. will conduct this offering in compliance with the requirements of Rule 5121 of FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MUFG Securities Americas Inc. or any of the other affiliates of MUFG Securities EMEA plc may not make sales in this offering to any discretionary account without the prior written approval of the customer.

ABN AMRO Bank N.V., CaixaBank, S.A., Coöperatieve Rabobank U.A., Credit Suisse International, Intesa Sanpaolo S.p.A., NatWest Markets Plc, Société Générale and Standard Chartered Bank are not U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the notes in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

Canada

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in Canada:

With respect to sales of the notes in Canada, the notes may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed to be purchasing, as principal; (iii) “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; and (iv) “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. The distribution of the notes in Canada is being made on a private placement basis only and is therefore exempt from the requirement that Morgan Stanley prepares and files a prospectus with the relevant Canadian regulatory authorities.

Although Morgan Stanley is a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the notes will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the notes will not be or become freely tradeable in Canada, and any resale of the notes must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Prospective investors in Canada are advised that your name and other specified information, including the number of notes you have purchased, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any notes hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells notes on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of notes has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) notes are to be distributed in addition to the notes previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the manager or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase notes offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of notes in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the notes is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the notes with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the notes were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of notes is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such notes, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the notes, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the notes (or after the date on which initial payment was made for the notes where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the notes with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the notes resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (New Brunswick), the Saskatchewan Act and the Securities Act (Nova Scotia) and the rules and regulations thereunder and reference is made thereto for the complete text of such provisions.

Newfoundland and Labrador

Purchasers of notes resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission against the issuer equivalent to the statutory rights provided to purchasers in Ontario.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in the EEA:

Prohibition of Sales to EEA Retail Investors

The managers have represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that it has not offered, sold or otherwise made available any notes to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(b)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in the United Kingdom:

Prohibition of Sales to United Kingdom Retail Investors

The managers have represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that it has not offered, sold or otherwise made available any notes to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(b)	a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA.

Other Regulatory Restrictions in the United Kingdom

The managers have represented and agreed, and each underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities will be required to represent and agree, that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley, and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.